Exhibit 5

SIMPSON THACHER & BARTLETT LLP

2550 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE: (650) 251-5002

November 10, 2008

CB Richard Ellis Group, Inc.

11150 Santa Monica Boulevard

Suite 1600

Los Angeles, California 90025

Ladies and Gentlemen:

We have acted as counsel to CB Richard Ellis Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) shares of Class A common stock of the Company, par value $0.01 per share (“Common Stock”); (ii) shares of preferred stock of the Company, par value $0.01 per share (“Preferred Stock), in one or more series; (iii) warrants to purchase Common Stock or Preferred Stock (the “Warrants”), as shall be designated by the Company at the time of the offering issued pursuant to one or more warrant agreements (each, a “Warrant Agreement”) proposed to be entered into between the Company and any other parties thereto (each, a “Counterparty”); and (iv) such number of shares of Common Stock or Preferred Stock as may be issued upon conversion, exchange or exercise of any Warrants or shares of Preferred Stock, including such shares of Common Stock or Preferred Stock as may be issued pursuant to anti-dilution adjustments, in amounts, at prices, and on terms to be determined at the time of offering. The Common Stock, the Preferred Stock and the Warrants are collectively referred to as the “Securities.” The Securities will be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to such prospectus and pursuant to Rule 415 under the Securities Act, for an indeterminate aggregate initial offering price.

We have examined the Registration Statement and a form of the share certificate for the Common Stock, which has been filed with the Commission and incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have assumed further that, at the time of execution, countersignature, issuance and delivery of any Warrants, (1) the related Warrant Agreement (a) will have been duly authorized, executed and delivered by the Company and (b) will be the valid and legally binding obligation of each Counterparty and (2) the execution, delivery and performance by the Company of such Warrant Agreement and Warrants do not constitute a breach or violation of (a) any law, rule or regulation to which the Company is subject, (b) any judicial or regulatory order or decree of any governmental authority or (c) any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. In the case of Common Stock, assuming (a) the taking by the Board of Directors of the Company of all necessary corporate action to authorize and approve the issuance of the Common Stock and (b) due issuance and delivery of the Common Stock, upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company, the Common Stock will be validly issued, fully paid and nonassessable.

2. In the case of any series of Preferred Stock, assuming (a) the taking by the Board of Directors of the Company of all necessary corporate action to authorize and approve the issuance of such series of Preferred Stock, including the adoption of a certificate of designations for such series of Preferred Stock in accordance with the Delaware General Corporation Law and the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws (the “Certificate of Designations”) in the form to be filed as an exhibit to an amendment to the Registration Statement or a document incorporated by reference in the Registration Statement; (b) due filing of the Certificate of Designations with the Secretary of State of the State of Delaware; and (c) due issuance and delivery of such series of Preferred Stock, upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company and otherwise in accordance with the applicable provisions of the Certificate of Designations, such series of Preferred Stock will be validly issued, fully paid and nonassessable.

3. In the case of any Warrants, assuming (a) the taking of all necessary corporate action by the Board of Directors of the Company to approve the execution and delivery of a related Warrant Agreement in the form to be filed as an exhibit to an amendment to the Registration Statement or a document incorporated by reference in the Registration Statement and (b) due execution, countersignature, issuance and delivery of such Warrants, upon payment of the consideration for such Warrants provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company and otherwise in accordance with the provisions of the applicable Warrant Agreement and such agreement, such Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth in paragraph 3 above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

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